Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2022 Fourth Quarter and Full Year Results

Reports Fourth Quarter Sales of $2.20 billion, up 23 Percent

Reports Strong Orders Leading to a Record Backlog of Over $14 Billion

Reports Fourth Quarter Diluted Earnings per Share of $1.14 and Adjusted1 Earnings per Share of $1.60

Reports Fiscal 2022 Diluted Earnings per Share of $2.63 and Adjusted1 Earnings per Share of $3.46

Forms New Vocational Segment and Announces Divestment of Rear Discharge Concrete Mixer Business

Announces 11 Percent Increase in Quarterly Cash Dividend to $0.41 Per Share

Initiates Fiscal 2023 Earnings per Share Guidance in the Range of $5.50

OSHKOSH, Wis. (January 31, 2023) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2022 fourth quarter net income of $75.1 million, or $1.14 per diluted share, compared to $24.2 million, or $0.36 per diluted share, for the three months ended December 31, 2021. Adjusted1 net income was $105.1 million, or $1.60 per diluted share, for the fourth quarter of fiscal 2022. Adjusted1 net income for the fourth quarter of fiscal 2022 excludes after-tax charges of $25.7 million for a settlement of a frozen pension plan and $4.3 million for an impairment of an intangible asset in the Defense segment. Comparisons in this news release are to the three and twelve months ended December 31, 2021, unless otherwise noted.

“Oshkosh Corporation team members delivered a strong close to fiscal 2022 with robust sequential and year over year revenue and operating income growth during the fourth quarter,” stated John C. Pfeifer, Oshkosh Corporation president and chief executive officer. “Strong market fundamentals and elevated demand for our products drove high order rates in the quarter and a record backlog of more than $14 billion. We expect that robust demand will continue to support strong revenue and earnings growth in fiscal 2023 and beyond. While we continued to experience unfavorable supply chain dynamics and inflation impacts, our teams took appropriate actions to minimize and mitigate these challenges.

“This morning we are also announcing the formation of the new Oshkosh Corporation Vocational segment. We are combining our Fire & Emergency segment and Commercial segment businesses into this new segment. The segment will be focused on designing, developing and manufacturing purpose-built vocational vehicles and we expect to drive enhanced efficiencies while better leveraging our scale in technology development at an accelerated pace. We believe

Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

the Vocational segment will also serve as a platform for further organic and inorganic growth opportunities in several important end markets. We expect the Vocational segment's revenues to grow at a high single digit compound annual growth rate to $3 billion with over 12 percent operating margins over the next few years. The Vocational segment will be led by our current Fire & Emergency segment president Jim Johnson. With this change, Oshkosh Corporation's businesses will be aligned in three segments: Access, Defense and Vocational. We are also announcing that we have entered into a definitive agreement to sell our rear discharge concrete mixer business and expect to close by the end of this quarter.

“Based on strong demand that is supported by over $14 billion in backlog, we are pleased to announce fiscal 2023 expectations for revenue in the range of $8.4 billion and earnings per share in the range of $5.50, representing strong growth compared to fiscal 2022. Our ranges reflect expectations for ongoing supply chain constraints with modest improvements expected during fiscal 2023," added Pfeifer.

Consolidated sales in the fourth quarter of fiscal 2022 increased 23.0 percent to $2.20 billion due to higher sales volume across all segments and improved pricing.

Consolidated operating income in the fourth quarter of fiscal 2022 increased 253.4 percent to $147.0 million, or 6.7 percent of sales, compared to $41.6 million, or 2.3 percent of sales, for the three months ended December 31, 2021. The increase was primarily due to improved pricing and higher sales volume, offset in part by higher material & logistics costs and higher production costs.

Consolidated operating results for the fourth quarter of fiscal 2022 included a charge of $5.6 million for the impairment of an intangible asset in the Defense segment. Excluding this item, adjusted1 operating income in the fourth quarter of fiscal 2022 was $152.6 million, or 6.9 percent of sales.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment sales for the fourth quarter of fiscal 2022 increased 28.9 percent to $1.07 billion as a result of improved sales volume and higher pricing in response to higher input costs. Access Equipment segment sales in the fourth quarter of fiscal 2022 were unfavorably impacted by $20.0 million from changes in foreign currency exchange rates.

Access Equipment segment operating income in the fourth quarter of fiscal 2022 increased 203.7 percent to $116.0 million, or 10.8 percent of sales, compared to $38.2 million, or 4.6 percent of sales, for the three months ended December 31, 2021. The increase was primarily due to higher pricing and higher sales volume, offset in part by higher material & logistics costs and higher production costs.

Defense - Defense segment sales for the fourth quarter of fiscal 2022 increased 3.0 percent to $547.7 million due to higher aftermarket parts shipments, offset in part by lower Joint Light Tactical Vehicle program volume.

Defense segment operating income in the fourth quarter of fiscal 2022 increased 24.4 percent to $19.9 million, or 3.6 percent of sales, compared to $16.0 million, or 3.0 percent of sales, for the three months ended December 31, 2021. The increase was due to favorable product mix offset in part by an intangible asset impairment.

Defense segment results for the fourth quarter of fiscal 2022 included the charge of $5.6 million for the impairment of an intangible asset. Excluding this charge, adjusted1 operating income in the fourth quarter of fiscal 2022 was $25.5 million, or 4.7 percent of sales.

Fire & Emergency - Fire & Emergency segment sales for the fourth quarter of fiscal 2022 increased 37.2 percent to $300.0 million due to higher fire truck deliveries as bottlenecks in manufacturing eased during the quarter as well as higher pricing in response to higher input costs.

Fire & Emergency segment operating income in the fourth quarter of fiscal 2022 increased 49.1 percent to $23.7 million, or 7.9 percent of sales, compared to $15.9 million, or 7.3 percent of sales, for the three months ended

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

December 31, 2021. The increase was due to higher sales volume and higher pricing, offset in part by higher material & logistics costs and higher production costs.

Commercial - Commercial segment sales for the fourth quarter of fiscal 2022 increased 34.3 percent to $282.9 million due to higher refuse collection vehicle volume and higher pricing in response to higher input costs.

Commercial segment operating income in the fourth quarter of fiscal 2022 increased 641.7 percent to $17.8 million, or 6.3 percent of sales, compared to $2.4 million, or 1.1 percent of sales, for the three months ended December 31, 2021. The increase in operating income was largely due to improved pricing and higher sales volume, offset in part by higher material & logistics costs and higher new product development spending.

Corporate - Corporate costs in the fourth quarter of fiscal 2022 decreased $0.5 million to $30.4 million due to lower project spend and lower incentive compensation costs, offset in part by higher share-based compensation costs.

Interest Expense Net of Interest Income - Interest expense net of interest income in the fourth quarter of fiscal 2022 decreased $2.3 million to $9.5 million.

Miscellaneous, net - Miscellaneous expense for the fourth quarter of fiscal 2022 primarily related to a $33.6 million settlement of a frozen defined benefit pension plan.

Provision for Income Taxes - The Company recorded income tax expense in the fourth quarter of fiscal 2022 of $29.1 million, or 27.6 percent of pre-tax income, compared to $1.2 million, or 5.0 percent of pre-tax income, in the three months ended December 31, 2021.

Full-Year Results

The Company reported net sales for fiscal 2022 of $8.28 billion and net income of $173.9 million, or $2.63 per diluted share. This compares with net sales of $7.95 billion and net income of $461.1 million, or $6.68 per diluted share, in the prior year. The decline in net income in fiscal 2022 compared to the twelve months ended December 31, 2021 was the result of higher material & logistics costs, higher manufacturing costs largely associated with supply chain challenges, the absence of a carryback of a U.S. net operating loss to previous tax years, adverse cumulative contract adjustments in the Defense segment, the after-tax charge for the settlement of the frozen pension plan, higher new product development spending and a charge associated with foreign anti-hybrid tax legislation as a result of comments made by taxing authorities of the applicable jurisdiction, offset in part by improved pricing and lower incentive compensation costs.

Adjusted1 net income was $228.7 million, or $3.46 per diluted share, for fiscal 2022 and $378.2 million, or $5.48 per diluted share, for the twelve months ended December 31, 2021. Adjusted1 net income excludes the charge of $25.7 million for the settlement of the pension plan, the charge of $18.1 million associated with foreign anti-hybrid tax legislation, $6.4 million for the impairment of intangible assets and a charge of $4.6 million for the release of cumulative translation adjustment losses. Adjusted1 results for the twelve months ended December 31, 2021 excluded a $75.3 million tax benefit associated with the carryback of a U.S. net operating loss to prior years and an $11.7 million tax benefit associated with the release of a valuation allowance on deferred tax assets in Europe, offset in part by after-tax charges of $3.9 million associated with restructuring actions in the Access Equipment segment and $0.2 million associated with business acquisition costs in the Defense segment.

Change in Inventory Accounting

Historically, approximately 80 percent of the Company's inventories were accounted for under the last-in, first-out (LIFO) method of accounting. During the fourth quarter of fiscal 2022, the Company converted its accounting for all inventory to the first-in, first-out (FIFO) method of accounting to better align with the accounting practices of peers, to more accurately reflect the current value and physical flow of inventory and to harmonize the accounting method for inventories across the Company. The change in accounting has been retrospectively applied to the consolidated financial statements.

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.41 per share of Common Stock. The dividend represents an increase of 11 percent from the previous dividend and will be payable on March 2, 2023 to shareholders of record as of February 16, 2023.

Fiscal 2023 Expectations

The Company announced its fiscal 2023 diluted earnings per share estimate in the range of $5.50 on projected net sales in the range of $8.4 billion. These estimates reflect operating income in the range of $530 million. This guidance includes an impact of approximately $0.80 per share related to inventive compensation costs returning to typical levels and increased new product development investment of approximately $0.30 per share.

Conference Call

The Company will host a conference call at 9:30 a.m. EST this morning to discuss its fiscal 2022 fourth quarter and full year results and its full-year fiscal 2023 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the extent of supply chain and logistics disruptions; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company’s ability to attract and retain production labor in a timely manner; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; the impacts of orders from the U.S. Postal Service; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, London™, Pratt Miller and Maxi-Metal. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$2,203.6	$1,791.7	$8,282.0	$7,952.5
Cost of sales	1,888.6	1,596.4	7,227.6	6,734.8
Gross income	315.0	195.3	1,054.4	1,217.7

Operating expenses:
Selling, general and administrative	159.4	150.9	662.8	672.0
Amortization of purchased intangibles	3.0	2.8	11.6	11.1
Intangible asset impairment charge	5.6	—	7.7	—
Total operating expenses	168.0	153.7	682.1	683.1
Operating income	147.0	41.6	372.3	534.6

Other income (expense):
Interest expense	(14.2)	(12.5)	(53.4)	(48.7)
Interest income	4.7	0.7	9.5	3.6
Miscellaneous, net	(32.0)	(5.6)	(52.8)	(6.2)
Income before income taxes and earnings (losses) of unconsolidated affiliates	105.5	24.2	275.6	483.3
Provision for income taxes	29.1	1.2	97.5	23.7
Income before earnings (losses) of unconsolidated affiliates	76.4	23.0	178.1	459.6
Equity in earnings (losses) of unconsolidated affiliates	(1.3)	1.2	(4.2)	1.5
Net income	$75.1	$24.2	$173.9	$461.1

Earnings per share:
Basic	$1.15	$0.36	$2.65	$6.76
Diluted	1.14	0.36	2.63	6.68

Basic weighted-average shares outstanding	65,429,937	67,351,145	65,699,693	68,258,241
Dilutive equity-based compensation awards	426,766	585,332	435,125	730,661
Diluted weighted-average shares outstanding	65,856,703	67,936,477	66,134,818	68,988,902

During the fourth quarter of fiscal 2022, the Company voluntarily changed its method of accounting for domestic inventory previously valued by the LIFO method to the FIFO method. The effects of the change in accounting principle have been retrospectively applied to all periods presented in the financial tables of this press release.

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$805.9	$995.7
Receivables, net	1,162.0	973.4
Unbilled receivables	586.3	440.8
Inventories, net	1,865.6	1,550.4
Income taxes receivable	21.6	250.3
Other current assets	90.7	71.7
Total current assets	4,532.1	4,282.3
Property, plant and equipment:
Property, plant and equipment	1,804.4	1,480.3
Accumulated depreciation	(978.2)	(887.1)
Property, plant and equipment, net	826.2	593.2
Goodwill	1,042.0	1,049.0
Purchased intangible assets, net	457.0	464.0
Deferred income taxes	134.8	71.7
Other long-term assets	736.9	389.5
Total assets	$7,729.0	$6,849.7

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$9.7	$-
Accounts payable	1,129.0	747.4
Customer advances	696.7	690.9
Payroll-related obligations	119.5	118.4
Income taxes payable	100.3	222.1
Other current liabilities	373.4	364.2
Total current liabilities	2,428.6	2,143.0
Long-term debt	595.0	819.0
Long-term customer advances	1,020.5	207.0
Other long-term liabilities	499.2	476.4
Commitments and contingencies
Shareholders’ equity	3,185.7	3,204.3
Total liabilities and shareholders’ equity	$7,729.0	$6,849.7

During the fourth quarter of fiscal 2022, the Company voluntarily changed its method of accounting for domestic inventory previously valued by the LIFO method to the FIFO method. The effects of the change in accounting principle have been retrospectively applied to all periods presented in the financial tables of this press release.

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Year Ended December 31,
	2022	2021
Operating activities:
Net income	$173.9	$461.1
Depreciation and amortization	107.6	104.4
Intangible asset impairment charge	7.7	-
Stock-based incentive compensation	28.6	24.8
Deferred income taxes	(53.5)	(80.6)
Gain on sale of assets	(3.8)	(11.9)
Unrealized loss on investments	12.6	6.2
Foreign currency transaction (gains) losses	6.9	(4.5)
Other non-cash adjustments	4.3	-
Changes in operating assets and liabilities	317.0	190.9
Net cash provided by operating activities	601.3	690.4

Investing activities:
Additions to property, plant and equipment	(269.5)	(122.2)
Additions to equipment held for rental	(10.2)	(12.3)
Acquisition of business, net of cash acquired	(19.5)	(110.6)
Proceeds from sale of equipment held for rental	13.0	28.5
Acquisition of equity securities	(17.4)	(41.8)
Other investing activities	3.2	7.4
Net cash used in investing activities	(300.4)	(251.0)

Financing activities:
Proceeds from debt	10.4	-
Repayments of debt	(225.0)	-
Repurchases of Common Stock	(155.0)	(257.8)
Dividends paid	(97.3)	(92.8)
Proceeds from exercise of stock options	3.1	40.9
Other financing activities	(21.2)	(24.7)
Net cash used in financing activities	(485.0)	(334.4)

Effect of exchange rate changes on cash and cash equivalents	(5.7)	(7.9)
Increase (decrease) in cash and cash equivalents	(189.8)	97.1
Cash and cash equivalents at beginning of period	995.7	898.6
Cash and cash equivalents at end of period	$805.9	$995.7

During the fourth quarter of fiscal 2022, the Company voluntarily changed its method of accounting for domestic inventory previously valued by the LIFO method to the FIFO method. The effects of the change in accounting principle have been retrospectively applied to all periods presented in the financial tables of this press release.

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Access Equipment
Aerial work platforms	$540.7	$415.3	$1,949.0	$1,608.7
Telehandlers	319.3	210.6	1,174.8	857.1
Other	214.0	207.6	848.3	876.1
Total Access Equipment	1,074.0	833.5	3,972.1	3,341.9
Defense	547.7	531.5	2,141.3	2,506.8
Fire & Emergency	300.0	218.6	1,111.6	1,171.3
Commercial
Refuse collection	141.0	98.2	536.4	461.8
Concrete mixers	117.0	88.8	419.2	385.9
Other	24.9	23.6	108.5	104.8
Total Commercial	282.9	210.6	1,064.1	952.5
Corporate and intersegment eliminations	(1.0)	(2.5)	(7.1)	(20.0)
Consolidated Net Sales	$2,203.6	$1,791.7	$8,282.0	$7,952.5

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Access Equipment	$116.0	$38.2	$313.2	$291.2
Defense	19.9	16.0	46.2	163.5
Fire & Emergency	23.7	15.9	94.9	159.0
Commercial	17.8	2.4	59.5	70.4
Corporate and intersegment eliminations	(30.4)	(30.9)	(141.5)	(149.5)
Consolidated Operating Income	$147.0	$41.6	$372.3	$534.6

During the fourth quarter of fiscal 2022, the Company voluntarily changed its method of accounting for domestic inventory previously valued by the LIFO method to the FIFO method. The effects of the change in accounting principle have been retrospectively applied to all periods presented in the financial tables of this press release.

	December 31,
	2022	2021
Period-end backlog:
Access Equipment	$4,358.7	$3,571.1
Defense	6,289.6	3,532.2
Fire & Emergency	2,869.1	1,547.2
Commercial	581.2	607.0
	$14,098.6	$9,257.5

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Access Equipment segment operating income (GAAP)	$116.0	$38.2	$313.2	$291.2
Foreign entity liquidation	-	-	4.6	-
Restructuring-related costs	-	-	-	3.5
Adjusted Access Equipment segment operating income (non-GAAP)	$116.0	$38.2	$317.8	$294.7

Defense segment operating income (GAAP)	$19.9	$16.0	$46.2	$163.5
Intangible asset impairment charge	5.6	-	5.6	-
Acquisition costs	-	-	-	0.3
Adjusted Defense segment operating income (non-GAAP)	$25.5	$16.0	$51.8	$163.8

Commercial segment operating income (GAAP)	$17.8	$2.4	$59.5	$70.4
Intangible asset impairment charge	-	-	2.1	-
Adjusted Commercial segment operating income (non-GAAP)	$17.8	$2.4	$61.6	$70.4

Consolidated operating income (GAAP)	$147.0	$41.6	$372.3	$534.6
Foreign entity liquidation	-	-	4.6	-
Restructuring-related costs	-	-	-	3.5
Acquisition costs	-	-	-	0.3
Intangible asset impairment charge	5.6	-	7.7	-
Adjusted consolidated operating income (non-GAAP)	$152.6	$41.6	$384.6	$538.4

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Oshkosh Corporation Reports Results for Fiscal 2022 Fourth Quarter

January 31, 2023

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Miscellaneous, net (GAAP)	$(32.0)	$(5.6)	$(52.8)	$(6.2)
Pension settlement	33.6	-	33.6	-
Adjusted miscellaneous, net (non-GAAP)	$1.6	$(5.6)	$(19.2)	$(6.2)

Provision for income taxes (GAAP)	$29.1	$1.2	$97.5	$23.7
Income tax provision for restructuring-related costs	-	-	-	(0.4)
Income tax benefit of intangible asset impairment charge	1.3	-	1.3	-
Income tax benefit of acquisition costs	-	-	-	0.1
Income tax benefit of pension settlement	7.9	-	7.9	-
Benefit from tax loss carryback to prior years	-	-	-	75.3
Revaluation of net deferred tax liabilities	-	-	-	11.7
Anti-hybrid tax on prior period income	-	-	(18.1)	-
Adjusted provision for income taxes (non-GAAP)	$38.3	$1.2	$88.6	$110.4

Net income (GAAP)	$75.1	$24.2	$173.9	$461.1
Foreign entity liquidation, net of tax	-	-	4.6	-
Restructuring-related costs, net of tax	-	-	-	3.9
Acquisition costs, net of tax	-	-	-	0.2
Intangible asset impairment charge, net of tax	4.3	-	6.4	-
Pension settlement, net of tax	25.7	-	25.7	-
Benefit from tax loss carryback to prior years	-	-	-	(75.3)
Revaluation of net deferred tax liabilities	-	-	-	(11.7)
Anti-hybrid tax on prior period income	-	-	18.1	-
Adjusted net income (non-GAAP)	$105.1	$24.2	$228.7	$378.2

Earnings per share-diluted (GAAP)	$1.14	$0.36	$2.63	$6.68
Foreign entity liquidation, net of tax	-	-	0.07	-
Restructuring-related costs, net of tax	-	-	-	0.06
Intangible asset impairment charge, net of tax	0.07	-	0.10	-
Pension settlement, net of tax	0.39	-	0.39	-
Benefit from tax loss carryback to prior years	-	-	-	(1.09)
Revaluation of net deferred tax liabilities	-	-	-	(0.17)
Anti-hybrid tax on prior period income	-	-	0.27	-
Adjusted earnings per share-diluted (non-GAAP)	$1.60	$0.36	$3.46	$5.48

During the fourth quarter of fiscal 2022, the Company voluntarily changed its method of accounting for domestic inventory previously valued by the LIFO method to the FIFO method. The effects of the change in accounting principle have been retrospectively applied to all periods presented in the financial tables of this press release.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Supplemental Appendices

Select Historical Financial Information and Reconciliations

Recast to Reflect Change in Accounting Principle and Revised Segment Structure

OSHKOSH CORPORATION

SELECTED FINANCIAL DATA FOR THE YEAR ENDED DECEMBER 31, 2022

(In millions, except per share amounts; unaudited)

	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	2022
Cost of sales	$1,741.9	$1,819.0	$1,778.1	$1,888.6	$7,227.6
Gross income	203.8	247.0	288.6	315.0	1,054.4
Operating income	31.8	76.3	117.2	147.0	372.3
Net income (loss)	(0.2)	32.1	66.9	75.1	173.9
Earnings per share:-Diluted	$-	$0.49	$1.02	$1.14	$2.63

Operating Income by Segment
Access	$5.7	$72.7	$118.8	$116.0	$313.2
Defense	19.4	3.8	3.1	19.9	46.2
Vocational	41.0	39.8	32.1	41.5	154.4
Corporate and intersegment eliminations	(34.3)	(40.0)	(36.8)	(30.4)	(141.5)
Consolidated Operating Income	$31.8	$76.3	$117.2	$147.0	$372.3

GAAP to Non-GAAP Reconciliations
Access segment operating income (GAAP)	$5.7	$72.7	$118.8	$116.0	$313.2
Foreign entity liquidation	-	-	4.6	-	4.6
Adjusted Access segment operating income (non-GAAP)	$5.7	$72.7	$123.4	$116.0	$317.8

Defense segment operating income (GAAP)	$19.4	$3.8	$3.1	$19.9	$46.2
Intangible asset impairment charge	-	-	-	5.6	5.6
Adjusted Defense segment operating income (non-GAAP)	$19.4	$3.8	$3.1	$25.5	$51.8

Vocational segment operating income (GAAP)	$41.0	$39.8	$32.1	$41.5	$154.4
Intangible asset impairment charge	-	-	2.1	-	2.1
Adjusted Vocational segment operating income (non-GAAP)	$41.0	$39.8	$34.2	$41.5	$156.5

Consolidated operating income (GAAP)	$31.8	$76.3	$117.2	$147.0	$372.3
Foreign entity liquidation	-	-	4.6	-	4.6
Intangible asset impairment charge	-	-	2.1	5.6	7.7
Adjusted consolidated operating income (non-GAAP)	$31.8	$76.3	$123.9	$152.6	$384.6

Net income (loss) (GAAP)	$(0.2)	$32.1	$66.9	$75.1	$173.9
Foreign entity liquidation, net of tax	-	-	4.6	-	4.6
Intangible asset impairment charge, net of tax	-	-	2.1	4.3	6.4
Pension settlement, net of tax	-	-	-	25.7	25.7
Anti-hybrid tax on prior period income	18.1	-	-	-	18.1
Adjusted net income (non-GAAP)	$17.9	$32.1	$73.6	$105.1	$228.7

Earnings per share-diluted (GAAP)	$-	$0.49	$1.02	$1.14	$2.63
Foreign entity liquidation, net of tax	-	-	0.07	-	0.07
Intangible asset impairment charge, net of tax	-	-	0.03	0.07	0.10
Pension settlement, net of tax	-	-	-	0.39	0.39
Anti-hybrid tax on prior period income	0.27	-	-	-	0.27
Adjusted earnings per share-diluted (non-GAAP)	$0.27	$0.49	$1.12	$1.60	$3.46

OSHKOSH CORPORATION

SELECTED FINANCIAL DATA FOR THE YEAR ENDED DECEMBER 31, 2021

(In millions, except per share amounts; unaudited)

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	2021
Cost of sales	$1,569.4	$1,814.7	$1,754.3	$1,596.4	$6,734.8
Gross income	319.6	394.1	308.7	195.3	1,217.7
Operating income	145.3	213.3	134.4	41.6	534.6
Net income	103.0	221.0	112.9	24.2	461.1
Earnings per share:-Diluted	$1.49	$3.18	$1.63	$0.36	$6.68

Operating Income by Segment
Access	$80.8	$117.2	$55.0	$38.2	$291.2
Defense	35.9	61.1	50.5	16.0	163.5
Vocational	70.0	78.1	63.0	18.3	229.4
Corporate and intersegment eliminations	(41.4)	(43.1)	(34.1)	(30.9)	(149.5)
Consolidated Operating Income	$145.3	$213.3	$134.4	$41.6	$534.6

GAAP to Non-GAAP Reconciliations
Access segment operating income (GAAP)	$80.8	$117.2	$55.0	$38.2	$291.2
Restructuring-related costs	2.2	1.3	-	-	3.5
Adjusted Access segment operating income (non-GAAP)	$83.0	$118.5	$55.0	$38.2	$294.7

Defense segment operating income (GAAP)	$35.9	$61.1	$50.5	$16.0	$163.5
Acquisition costs	0.3	-	-	-	0.3
Adjusted Defense segment operating income (non-GAAP)	$36.2	$61.1	$50.5	$16.0	$163.8

Consolidated operating income (GAAP)	$145.3	$213.3	$134.4	$41.6	$534.6
Restructuring-related costs	2.2	1.3	-	-	3.5
Acquisition costs	0.3	-	-	-	0.3
Adjusted consolidated operating income (non-GAAP)	$147.8	$214.6	$134.4	$41.6	$538.4

Net income (GAAP)	$103.0	$221.0	$112.9	$24.2	$461.1
Restructuring-related costs, net of tax	2.5	1.4	-	-	3.9
Acquisition costs, net of tax	0.2	-	-	-	0.2
Benefit from tax loss carryback to prior years	-	(69.9)	(5.4)	-	(75.3)
Revaluation of net deferred tax liabilities	-	-	(11.7)	-	(11.7)
Adjusted net income (non-GAAP)	$105.7	$152.5	$95.8	$24.2	$378.2

Earnings per share-diluted (GAAP)	$1.49	$3.18	$1.63	$0.36	$6.68
Restructuring-related costs, net of tax	0.04	0.02	-	-	0.06
Acquisition costs, net of tax	-	-	-	-	-
Benefit from tax loss carryback to prior years	-	(1.00)	(0.08)	-	(1.09)
Revaluation of net deferred tax liabilities	-	-	(0.17)	-	(0.17)
Adjusted earnings per share-diluted (non-GAAP)	$1.53	$2.20	$1.38	$0.36	$5.48